Third Quarter 2017
Conference Call Script
August 4, 2017

Martie Zakas

Good morning everyone. Welcome to Mueller Water Products’ 2017 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2017 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the third quarter’s results this morning are Scott Hall, our president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address non-GAAP disclosure requirements and forward-looking statements.

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At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

As a reminder, we sold Anvil in January 2017. As a result, Anvil's operating results for all prior periods, and the gain from its sale, have been classified as discontinued operations. We filed a Form 8-K on February 21st, which included the reclassified 2016 results by quarter. During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

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A replay of this morning’s call will be available for 30 days at 1-866-446-5476. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.
Scott Hall

Thanks Martie, and good morning.

 Thanks for joining us today as we discuss our results for the 2017 third quarter.

I’ll begin our discussion this morning with a brief overview of the quarter, followed by Evan’s more detailed financial report.  I'll then provide additional color on the quarter’s results and developments in our end markets, as well as our outlook for the full year.

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Overall we are pleased with third quarter net sales growth of 3.3 percent, highlighted by 4.5 percent growth at Mueller Co. Although there were some minor puts and takes, net sales growth was about as we expected.

Operationally, we continued to execute on our productivity plans and realize the resulting cost savings. However, higher material costs represented stronger-than-expected headwinds in the quarter.

During the quarter, we completed our $50 million accelerated share repurchase program and also repurchased an additional $5 million worth of shares under our existing share repurchase authorization.

All in all, we were pleased with the quarter. Progress in the market, progress in integrating Singer Valve, and progress in operational improvements all met our expectations.

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Going forward, we will continue to execute on our initiatives to drive productivity improvements, accelerate our product development and deliver exceptional value for our customers.

And, with that, I’ll turn the call over to Evan.
Evan Hart

Thanks Scott, and good morning everyone. I will first review our third quarter consolidated financial results and then discuss segment performance.

I will only be discussing our results from continuing operations.

Net sales increased 3.3 percent in the 2017 third quarter to $232.2 million as compared with $224.7 million for the 2016 third quarter. Net sales increased due to volume growth at Mueller Co. and the February acquisition of Singer Valve.

Gross profit, excluding a purchase accounting adjustment related to Singer Valve inventory, was $83.3 million for the 2017 third quarter compared with $83.2

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million last year. Productivity improvements were largely offset by higher material costs at Mueller Co.

Selling, general and administrative expenses were $38.7 million in the 2017 third quarter compared with $39.4 million last year primarily due to lower personnel-related expenses. SG&A expenses as a percent of net sales was 16.7 percent, or 80 basis points lower than the 17.5 percent in the prior year.

Adjusted operating income increased 1.8 percent to $44.6 million as compared with $43.8 million for the 2016 third quarter. Lower SG&A expenses were partially offset by higher material costs. As you may recall, 2016 third quarter adjusted results excluded $21.2 million of other operating expenses, comprised of a $16.6 million non-cash pension settlement charge and charges primarily associated with the demolition of a surplus facility.

Adjusted EBITDA for the 2017 third quarter increased to $54.8 million compared with $53.6 million for the 2016 third quarter. For the trailing twelve months, adjusted EBITDA was $163.1 million, or 20.0 percent of net sales, an improvement of 70 basis points compared with the prior year period.

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Net interest expense decreased $900 thousand to $5.1 million in the 2017 third quarter as compared to $6.0 million in the 2016 third quarter.

Income tax expense was $13.4 million, or 35.7 percent of pre-tax income, for the 2017 third quarter and $5.6 million, or 33.7 percent of pre-tax income, for the 2016 third quarter.

We grew third quarter adjusted earnings from continuing operations per share to $0.16 from $0.15 last year.

I will now move on to segment performance beginning with Mueller Co.

Mueller Co. net sales for the 2017 third quarter increased 4.5 percent to $207.6 million, as compared with $198.7 million last year. The increase was largely due to volume growth in both the U.S. and Canada and the addition of Singer Valve.

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Adjusted operating income was $54.1 million in both the 2017 third quarter and 2016 third quarter. Adjusted operating income benefited from volume growth and productivity improvements, offset by higher material costs. Adjusted operating margin decreased 110 basis points to 26.1 percent for the 2017 third quarter compared with 27.2 percent for the 2016 third quarter.

Adjusted EBITDA for the 2017 third quarter increased to $63.0 million compared with $62.6 million for the 2016 third quarter, and adjusted EBITDA margin for the quarter decreased 120 basis points to 30.3 percent from 31.5 percent last year. However trailing twelve-month adjusted EBITDA margin through the end of the third quarter was 60 basis points higher compared with the prior year.

And now Mueller Technologies…

Overall, Mueller Technologies third quarter net sales decreased $1.4 million to $24.6 million compared with $26.0 million last year. Mueller Technologies net sales of AMI and leak detection and condition assessment products were higher

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year-over-year, but were more than offset by lower AMR and visual-read meter shipments.

Adjusted operating loss was $1.6 million in the 2017 third quarter and was $1.5 million last year.

Turning now to a discussion of Mueller Water Products' liquidity...

Free cash flow, which is cash flows from operating activities of continuing operations less capital expenditures, was $34.2 million for the 2017 third quarter compared with $54.4 million for the 2016 third quarter. Timing of disbursements, as well as higher income tax payments, resulted in lower year-over-year free cash flow in the quarter.

At June 30, 2017, total debt was comprised of a $479.7 million senior secured term loan due November 2021 and $1.5 million of other. The term loan accrues interest at a floating rate equal to LIBOR plus a spread of 250 basis points.

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At June 30th, net debt leverage was again below one, and our excess availability under the ABL credit agreement was $109.5 million.

I’ll now turn the call back to Scott.

Scott Hall

Thanks Evan.

As I mentioned before, we are pleased to see the increased growth in our end markets this quarter, with our overall net sales growth coming in about as expected.

I continue to be encouraged by the operating performance of the Company as we delivered meaningful productivity improvements in the quarter. These improvements, however, were not enough to offset the unfavorable material cost environment we are in. It appears that last year at the end of the third quarter materials had bottomed out. This year, prices of brass ingot and scrap metal are on the rise and in the 2017 third quarter were up 13 percent and 20 percent, re

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spectively, from the second quarter, and 25 percent and 30 percent, respectively, year-over-year, which unfavorably impacted our margins. We expect material costs to continue to rise, but the impact to be less, as we expect to further offset these costs with additional productivity improvements and higher market pricing. With this rising material cost environment, price has been lagging to changes in these input costs. However, we were encouraged to see higher pricing in the third quarter versus the second quarter.

Moving on to more a detailed discussion on Mueller Co.'s results....

Mueller Co. experienced solid net sales growth in the quarter despite a difficult comparison with a year ago. Last year, third quarter sales growth was the strongest in the last several years. This year, net sales were up in the mid-single digits and included growth from both our domestic and international markets. Additionally, we experienced growth from the Singer Valve acquisition, which I am pleased to report has experienced a smooth integration into Mueller Water Products.

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Adjusted EBITDA margin remains at roughly 30 percent, but decreased 120 basis points year-over-year in the quarter due to higher material costs. On a trailing twelve months basis, however, adjusted EBITDA margins continue to improve, up 60 basis-points over the last twelve-month period.

The unfavorable material cost environment led to our decision to announce brass price increases in both the U.S. and Canada during the third quarter. As I mentioned before, we are realizing improved brass pricing and expect this to partially offset significantly higher material costs in the fourth quarter.

The brass price increase announcement also led to strong order volumes in the third quarter. We believe our strong order volume in advance of the price increase is a positive signal that our end markets' outlook remains solid.

Taking a closer look at sales in the third quarter at Mueller Technologies, results were somewhat mixed. You will recall last quarter, we expected growth to moderate as we enter into tougher comparison periods. We are encouraged to have realized sales growth in our higher-margin product offerings; fixed leak detection, pipe condition assessment and AMI systems. However, lower AMR

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and visual- read meter shipments more than offset this growth. As a result, 2017 third quarter net sales decreased $1.4 million year-over-year.

To close out the third quarter discussion, I am happy to report our fixed leak detection business continues to gain interest in the market. As you will recall, during the quarter we announced the San Jose project, which could be up to 10,000 nodes. On the strength of that project, and due to the success of West Coast trials, we received additional orders from adjacent water authorities in the Bay Area.

Now, looking ahead to the full year.

For our 2017 full year, on a consolidated basis, we expect low to mid-single-digit net sales growth year-over-year.

We expect adjusted operating income improvement to slightly exceed net sales growth. We expect higher shipment volumes, productivity improvements and better sales pricing to drive this margin expansion, although we also expect to face significantly higher material costs.

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Evan will wrap up now with some other items.

Evan Hart

Based on our current expectations for the full year, corporate expenses will be $33-35 million, depreciation and amortization will be $42-43 million, and interest expense will be $22-23 million. We expect our adjusted effective income tax rate to be 31-33 percent, and capital expenditures to be between $36-38 million.

Finally, we expect 2017 free cash flow to be less than the $83.0 million generated in 2016, primarily due to larger income tax payments in 2017. We expect 2017 free cash flow to approximate adjusted income from continuing operations.

Operator, would you please open the call for questions?

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